Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Fourth Quarter and Full Year 2011

VALENCIA, CA, November 17, 2011 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal fourth quarter and full year ended September 30, 2011.

Highlights

•      Fourth quarter and full year revenue of $181.3 million and $710.9 million, respectively, both setting company records.

•      Fourth quarter and full year Adjusted EBITDA of $46.1 million and $179.0 million, respectively.

•      Fourth quarter and full year Adjusted Diluted EPS of $0.24 and $0.97, respectively, above previous guidance.

Fiscal 2011 4th Quarter Results

Revenue for the fourth fiscal quarter was $181.3 million, an increase of 4.2% compared to $174.0 million in the prior year period.  Wesco continued to experience strong international growth during the quarter with revenues in the Rest of World segment increasing by 32.4% compared to the prior year.  In the fourth quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 25% and 35%, respectively, compared to 38%, 31% and 31%, respectively, for the same period last year.

Adjusted EBITDA for the fourth quarter was $46.1 million as compared to $44.7 million in the fourth quarter of 2010.  The increase was due primarily to the growth in sales and an increase in gross profit margins, partially offset by higher selling, general and administrative expenses including costs associated with the Company’s new equity incentive plan.  Net income for the fourth quarter of 2011 was $18.0 million, resulting in Diluted Earnings Per Share (EPS) of $0.19.  This compared to $20.0 million, or $0.22 per share in the prior year period. This decline in net income as compared to the prior year quarter was primarily driven by expenses related to our equity incentive plans, $2.4 million of fees and expenses related to Wesco’s initial public offering and a higher effective tax rate related to increases in foreign sales of US product.  Adjusted Net Income was $22.4 million, resulting in Adjusted Diluted Earnings Per Share of $0.24, compared to $22.0 million, or $0.24 per share in the prior year period.

Fiscal 2011 Full Year Results

Revenue for the year was $710.9 million, an increase of 8.4% compared to $656.0 million in 2010.  The increase was driven by strong growth in all segments, with 6.8% growth in North America and 25.2% in the Rest of World segment.  Ad hoc, JIT and LTA sales increased year over year and, as a percentage of net sales, represented 39%,

29% and 32%, respectively, compared to 37%, 31% and 32%, respectively, for the same period last year.

Adjusted EBITDA for the year was $179.0 million as compared to $166.5 million in 2010.  The increase was primarily driven by higher sales, partially offset by higher selling, general and administrative expenses, primarily comprised of increases in payroll related costs.  Net income for 2011 was $75.6 million, resulting in Diluted Earnings Per Share of $0.81.  This compares to $73.7 million, or $0.81 per share in fiscal 2010. During 2011, net income was negatively impacted by $4.9 million of expenses related to the initial public offering, as well as a loss on the extinguishment of debt in the amount of $7.1 million in conjunction with the April 2011 debt refinancing.  Adjusted Net Income for full year fiscal 2011 was $90.1 million, resulting in Adjusted Diluted Earnings Per Share of $0.97, compared to $81.3 million, or $0.89 per share in 2010.

The Company generated $81.2 million of free cash flow and paid down $64.2 million of long term debt during 2011.

Randy Snyder, Wesco’s Chairman, President, and Chief Executive Officer said, “We are very pleased with our fourth quarter and full year results.  We have remained focused on supporting our customers and executing on several new contracts, which has generated record revenues for Wesco.  Our ability to grow in a challenging economic environment highlights the effectiveness of our business model, the passion of our employees, and our commitment to deliver on the promises we make to our customers.  We are very excited about our opportunities in the coming year.”

Financial Outlook

Based on the strong performance during fiscal year 2011, Wesco expects full year revenues for fiscal 2012 of between $760 million and $785 million, representing a growth rate of 7% to 10% over 2011 results.  Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $0.98 to $1.02, and $1.03 to $1.07, respectively.  These EPS estimates are based on estimated 2012 fiscal year averages of 92.6 million basic shares and 95.8 million diluted shares.

Conference Call Information

The Company will hold a conference call to discuss its fourth quarter 2011 results at 5:00 p.m. EDT this afternoon. A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s website at www.wescoair.com under “Investor Relations.” Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 866-314-4483 (domestic) or 1-617-213-8049 (international) and entering passcode 91617593.  Participants should ask for the Wesco Aircraft Holdings fourth quarter conference call.

A replay of the live conference call will be available approximately one hour after the call.  The replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1- 617-801-6888 (international) and entering the replay passcode 12404760.  The telephonic replay will be available until Thursday, November 24, 2011.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 475,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,000 employees across 30 locations in 10 countries.

Contact Information:

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization of inventory step-up, (iii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iv) Carlyle Acquisition related non-cash stock-based compensation expense, (v) unusual or non-recurring items and (vi) the tax effect of items (i) through (v) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) amortization of inventory step-up, (v) Carlyle Acquisition related non-cash stock-based compensation expense and (vi) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance and cash flow. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance, or as an alternative to net cash provided by operating activities, determined in accordance with GAAP, as an indicator of our cash flow. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the prospectus, dated July 27, 2011, relating to the Company’s initial public offering. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits:

Exhibit 1:	Consolidated Statements of Income
Exhibit 2:	Condensed Consolidated Balance Sheets
Exhibit 3:	Condensed Consolidated Statements of Cash Flows
Exhibit 4:	Non-GAAP Financial Information

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net sales	$181,330	$174,009	$710,886	$656,036
Cost of sales	108,680	105,859	435,490	401,806
Gross profit	72,650	68,150	275,396	254,230
Selling, general and administrative expenses	34,087	25,621	113,786	99,915
Income from operations	38,563	42,529	161,610	154,315
Interest expense, net	(6,939)	(8,857)	(34,491)	(36,270)
Other income (expense), net	1,137	(1,020)	1,005	(458)
Income before provision for income taxes	32,761	32,652	128,124	117,587
Provision for income taxes	(14,732)	(12,620)	(52,526)	(43,913)
Net income	$18,029	$20,032	$75,598	$73,674

Net income per share:
Basic	$0.20	$0.22	$0.83	$0.81
Diluted	$0.19	$0.22	$0.81	$0.81

Weighted average shares outstanding:
Basic	90,989	90,569	90,697	90,569
Diluted	94,725	92,541	93,182	91,068

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	September 30, 2011	September 30, 2010

Assets
Cash and cash equivalents	$45,525	$39,463
Accounts receivable, net	97,289	89,427
Inventories	483,062	483,442
Other current assets	11,740	6,581
Deferred income taxes	39,289	33,138
Total current assets	676,905	652,051
Long-term assets	624,480	626,961
Total assets	$1,301,385	$1,279,012

Liabilities and Stockholders’ Equity
Accounts payable	$53,069	$59,183
Other current liabilities	18,665	20,888
Income taxes payable	1,144	5,500
Capital lease obligations—current portion	2,069	1,354
Total current liabilities	74,947	86,925
Long-term liabilities	597,968	646,348
Total liabilities	672,915	733,273
Total stockholders’ equity	628,470	545,739
Total liabilities and stockholders’ equity	$1,301,385	$1,279,012

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	September 30, 2011	September 30, 2010

Cash flows from operating activities
Net income	$75,598	$73,674
Adjustments to reconcile net income to net cash provided by operating activities
Non-cash items	30,679	26,293
Changes in assets and liabilities
Accounts receivable	(8,281)	(7,795)
Income taxes receivable	(5,723)	(45)
Inventories	(129)	1,593
Prepaid expenses and other assets	1,388	4,448
Accounts payable	(5,558)	(1,099)
Accrued expenses and other liabilities	2,406	3,423
Income taxes payable	(4,063)	281
Net cash provided by operating activities	86,317	100,773
Cash flows from investing activities
Purchases of property and equipment	(5,119)	(3,077)
Net cash used in investing activities	(5,119)	(3,077)
Cash flows from financing activities
Net repayments under line of credit	—	(796)
Repayments of long-term debt, net	(64,243)	(67,382)
Financing fees	(13,144)	—
Repayment of capital lease obligations	(1,898)	(1,305)
Excess tax benefit related to stock options exercised	1,547	—
Proceeds from exercise of stock options	2,612	—
Net cash used in financing activities	(75,126)	(69,483)
Effect of foreign currency exchange rates on cash and cash equivalents	(10)	(156)
Net increase in cash and cash equivalents	6,062	28,057
Cash and cash equivalents, beginning of period	39,463	11,406
Cash and cash equivalents, end of period	$45,525	$39,463

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

EBITDA & Adjusted EBITDA
Net income	$18,029	$20,032	$75,598	$73,674
Income tax expense	14,732	12,620	52,526	43,913
Interest and other, net	6,939	8,857	34,491	36,270
Depreciation and amortization	2,599	2,110	9,558	8,821
EBITDA	42,299	43,619	172,173	162,678
Amortization of inventory step-up	—	652	—	2,200
Carlyle Acquisition related non-cash stock-based compensation expense	1,332	397	1,859	1,589
Unusual or non-recurring items	2,426	—	4,931	—
Adjusted EBITDA	$46,057	$44,668	$178,963	$166,467

Adjusted Net Income
Net income	$18,029	$20,032	$75,598	$73,674
Amortization of intangible assets	925	921	3,699	4,119
Amortization of inventory step-up	—	652	—	2,200
Amortization of deferred financing costs	1,135	1,349	11,416	4,814
Carlyle Acquisition related non-cash stock-based compensation expense	1,332	397	1,859	1,589
Unusual or non-recurring items	2,426	—	4,931	—
Adjustments for tax effect (@ 40%)	(1,482)	(1,328)	(7,359)	(5,089)
Adjusted Net Income	$22,365	$22,023	$90,144	$81,307

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	90,989	90,569	90,697	90,569
Adjusted Net Income Per Basic Shares	$0.25	$0.24	$0.99	$0.90

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	94,725	92,541	93,182	91,068
Adjusted Net Income Per Diluted Shares	$0.24	$0.24	$0.97	$0.89